Exhibit 10.45

December 14, 2012

Dear [                ],

We are pleased to advise you that, based on projections regarding the pre-tax core earnings level of Hudson City Savings Bank (the “Bank”) for the year 2012, the Board of Directors of the Bank (the “Board”) has approved a 2012 annual bonus for you in the amount of $[ bonus amount ]. Your 2012 annual bonus will be paid to you by December 31, 2012, subject to claw-back as described below in the event that the Bank’s actual pre-tax core earnings are later determined not to meet or exceed the threshold, and conditioned on your timely countersignature and return of this letter, evidencing your agreement to its terms, no later than December 21, 2012 (“Response Deadline”).

As you are aware, Hudson City Bancorp, Inc. (the “Company”) has entered into an Agreement and Plan of Merger by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation dated as of August 27, 2012 (the “Merger Agreement”). The purpose of this letter is to comply with certain provisions of the Merger Agreement regarding bonuses and the treatment of your equity compensation and otherwise to confirm our respective rights and obligations to each other with respect to the transactions contemplated by the Merger Agreement (the “Merger”).

1.          Equity Compensation.

(a)        Stock Options.  You agree and confirm that the equity statement attached to this letter sets forth a complete list of all options to purchase common stock of Hudson City Bancorp, Inc. outstanding to you under any stock option plan of the Company as of the date of this letter (the “Options”). You further agree that, in the event of the consummation of the Merger, such of your Options as remain outstanding at the Effective Time (used here within the meaning of the Merger Agreement) will be converted into options to purchase shares of common stock of M&T Bank Corporation in the manner provided in section 2.5 of the Merger Agreement.

(b)        Deferred Stock Units.  You agree and confirm that the equity statement attached to this letter sets forth a complete list of all deferred stock units (the “DSUs”) outstanding to you under any equity compensation plan of the Company as of the date of this letter. You further agree that, in the event of the consummation of the Merger, such of your DSUs as remain outstanding but not vested at the Effective Time (within the meaning of the Merger Agreement) will become vested as follows:

(i)        a portion of each of your DSUs granted prior to August 27, 2012 and outstanding as of the Effective Time shall vest in an amount determined by multiplying (x) the number of units underlying such DSU (taking into account any actual or deemed performance level thereunder) by (y) a fraction, the numerator of which is the number of days that have elapsed during the DSU’s performance measurement period through the Effective Time and the denominator of which is the total number of days in the DSU’s performance measurement period; and

(ii)       the remainder of your DSUs will vest in accordance with the terms of the applicable Award Notice.

The settlement date of your DSUs will be determined according to the provisions of the applicable Award Notice, provided that any DSUs that remain outstanding after the Effective Time that do not vest pursuant to section 1(b)(i) above will be settled in shares of M&T Bank Corporation. To this end, the Award Notice for your DSUs is hereby amended to include a new section 4(d) which shall read in its entirety as follows:

(d)        Notwithstanding anything to the contrary in section 4(a) above, If a Change in Control occurs prior to the Settlement Date as a result of the consummation of the transactions contemplated in the Agreement and Plan of Merger by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation dated as of August 27, 2012 (the “Merger Agreement”), then any and each Awarded Unit that is not vested pursuant to section 2.7(a)(i)(A) of the Merger Agreement will be converted into a right to receive a number of shares of the common stock, par value $0.50 per share, of M&T Bank Corporation (“M&T Shares”) equal to the “Exchange Ratio” (within the meaning of the Merger Agreement) as of the time of such consummation, and any subsequent settlement of any such Awarded Units as adjusted shall be made in M&T Shares. From the date of any such conversion through the settlement of such Awarded Units, Section 3(b) shall be read for the purpose of such Awarded Units by replacing the term “Share” with the term “M&T Share”.

You acknowledge that, in accordance with section 13 of the Award Notice for each DSU, the provisions of the Award Notice regarding the Settlement Date prevail over any contrary language in the Merger Agreement or the plan under which such DSUs have been granted.

(c)        No Other Equity Compensation.    You agree and confirm that, except for the Options and the DSUs, and any other compensation settled in or measured the value of shares of the common stock of Hudson City Bancorp, Inc. (“Shares”) under the Benefit Maintenance Plan of Hudson City Savings Bank or the Officers’ Deferred Compensation Plan of Hudson City Bancorp, Inc., there are no equity compensation awards of any type outstanding to you under the Company’s Amended and Restated 2011 Stock Incentive Plan, 2006 Stock Incentive Plan, 2000 Stock Option Plan or 2000 Recognition and Retention Plan or any other non-qualified equity compensation plan of the Company or the Bank.

2.          Change of Control Agreement.  You agree and confirm that you, the Bank and the Company are parties to a [ Term ]-Year Change of Control Agreement, made and entered into as of [date] (the “Change of Control Agreement”). You further agree with the Bank and the Company that the Change of Control Agreement is hereby amended as follows:

(a)        Section 6(b)(iii) of the Change of Control Agreement is amended to include the following language at the end thereof:

Notwithstanding anything in this agreement to the contrary, for purposes of calculating the Bonus Severance Payment under this Section 6(b)(iii), the annual bonus paid or declared for the year 2012 shall be considered only to the extent that it does not exceed $[Bonus Target], which is the target level established for such bonus.

(b)        The Change of Control Agreement is amended to delete in their entirety sections 6(b)(iv) (regarding long-term incentive severance, it being understood that there are no long-term incentive plans to which this provision applies), 6(b)(vi) (regarding defined contribution severance), 6(b)(vii) (regarding stock options) and 6(b)(viii) (regarding restricted stock awards) and replaced with “[Reserved]”.

(c)        The last sentence of Section 6(b) of the Agreement, appearing in flush language at the end thereof is hereby amended to read in its entirety as follows:

The payments and benefits described in section 6(b) are referred to in this Agreement as the “Additional Termination Entitlements”.

(d)        The last sentence of Section 8 of the Agreement is hereby amended to read in its entirety as follows:

The Bank and the Officer further agree that the Bank may condition the payment and delivery of the Additional Termination Entitlements on the receipt of: (a) the Officer’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any subsidiary or affiliate of either of them; and (b) a release of the Bank and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Bank, of any liability to the Officer, whether for compensation or damages, in connection with his employment with the Bank and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements, that becomes effective on its terms, if at all, no later than the sixtieth (60th) day immediately following the Officer’s termination of employment.

(e)        a new section 22 is added at the end of the Change of Control Agreement, to read in its entirety as follows:

Section 22.    No Excess Parachute Payments.    Notwithstanding anything to the contrary in this Agreement, if any payment of compensation to or for the benefit of the Officer, whether or not made under the terms of this Agreement, either alone or together with other payments and benefits which the Officer has received or has a right to receive, would be subject to the excise tax imposed by section 4999 of the Code, such payments and/or benefits shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of such payments or benefits being subject to the excise tax imposed under section 4999 of the Code[; provided, however that no such reduction shall apply if the after-tax benefit to the Officer of the full amount of such payments and/or benefits is greater than the after-tax benefit to the Officer of such payments and/or benefits after such reduction. For purposes of this section 22, “after-tax” shall mean after reduction for all applicable income and employment taxes, and for excise taxes under section 4999 of the Code]. The amount of any required reduction shall be determined and applied in a manner calculated to maximize the after-tax value of the remaining payments and benefits. All calculations required to be made in order to determine whether payments would be subject to the excise tax imposed under section 4999 of the Code, including the assumptions to be utilized in arriving at such determination, and the amount and application of any required reduction shall be made by independent counsel retained by the Company for this purpose prior to the event or the closing of the transaction which results in the application of section 4999 of the Code or such other independent counsel or independent firm of certified public accountants as the Company may designate with the consent of the Officer (which consent shall not be unreasonably withheld or delayed) (the “Tax Advisor”), which shall provide detailed supporting calculations both to the Company and the Officer within fifteen (15) business days of the receipt of demand from the Officer, or such earlier time as is requested by the Company. All fees and expenses of the Tax Advisor shall be borne solely by the Company. Any determination by the Tax Advisor shall be binding upon the Company and the Officer and all other interested parties in the absence of manifest error.

3.          Clawback.  The Compensation Committee of the Board has certified that the pre-tax core earnings target for 2012 required for the authorization of annual incentive payments has been achieved based on (a) management’s computation of cumulative pre-tax core earnings for 2012 as of December 11, 2012; (b) management’s representation that such computation of pre-tax core earnings includes accruals for all expenses through the end of 2012 that would be taken into account in computing pre-tax core earnings for 2012 and that no other expense accruals, other than such as may be required for subsequent unforeseen and extraordinary items that would not affect the computation of core earnings, will be made or required under generally accepted accounting principles for 2012; and (c) management’s representation that the computation of pre-tax core earnings presented is, therefore, the minimum pre-tax core earnings that will be achieved for 2012. The Compensation Committee shall review the Bank’s performance with respect to its pre-tax core earnings for 2012, and provide you with written notice of its determination in that regard, within the first ninety (90) days of the calendar year 2013. In the event that the Board determines at that time that the Bank’s actual pre-tax core earnings for 2012 did not meet or exceed the threshold for your 2012 annual bonus, you shall be required to repay, and hereby promise to repay, to the Bank the full amount of such bonus within thirty (30) days from the date of such notice, in cash or such other form of payment as may be acceptable to the Board of Directors of the Bank.

You acknowledge and agree that, to the full extent necessary to give effect to the provision of this letter, each and every agreement, plan document, award agreement or other instrument to which you, the Bank and/or the Company are parties (including but not limited to the Change of Control Agreement) is hereby amended to reflect the relevant provision hereof.

The provisions of this letter shall take effect when signed by you, the Bank and the Company; however, in the event that the transactions contemplated by the Merger Agreement are not consummated and the Merger Agreement is terminated, following such termination, the provisions of this letter shall cease to be of further force or effect, other than those provisions regarding: award of your 2012 annual bonus, including the potential for clawback of such bonus, the amendment to Section 6(b) of the Change of Control Agreement in section 2(c) above, the amendment to Section 8 of the Change of Control Agreement in section 2(d) above.

We appreciate your cooperation in this matter and your continued dedication to Hudson City. If the terms of this letter are acceptable to you, kindly indicate your agreement by signing where indicated below and returning it to the attention of Christopher Nettleton, to be received no later than the Response Deadline of December 21, 2012.

Sincerely,

HUDSON CITY BANCORP, INC.

By:
Name:	J. Christopher Nettleton
Title:	Senior Vice President

HUDSON CITY SAVINGS BANK

By:
Name:	J. Christopher Nettleton
Title:	Senior Vice President

Acknowledged and Agreed to:

[Employee Name]

Date:

For Internal Use Only

Received on:

Received by:

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